                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                Commission File Number 000-32319

                           NOTIFICATION OF LATE FILING

(Check One):  [  ] Form 10-K   [  ] Form 11-K   [  ] Form 20-F    [X ] Form 10-QSB
              [  ] Form N-SAR

For Period Ended:                      JANUARY 31, 2003
                 ---------------------------------------------------------------

[ ]   Transition Report on Form 10-K      [ ]   Transition Report on Form 10-Q
[ ]   Transition Report on Form 20-F      [ ]   Transition Report on Form N-SAR
[ ]   Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

            Read attached  instruction sheet before preparing form. Please print or type.

            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

            If the  notification  relates  to a portion  of the  filing  checked above, identify the item(s) to which the notification relates:__________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant               THE MILLBROOK PRESS INC.
                       ---------------------------------------------------------
Former name if applicable
                          ------------------------------------------------------

                             2 OLD NEW MILFORD ROAD,
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Address of principal executive office (Street and number)

City, state and zip code     BROOKFIELD, CT 06804
                        --------------------------------------------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

            If the subject report could not be filed without unreasonable effort or expense and the  registrant  seeks  relief  pursuant to Rule  12b-25(b),  the following should be completed. (Check appropriate box.)

[X]    (a) The reasons  described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b) The subject annual report,  semi-annual report,  transition report on
       Form 10-K,  20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject  quarterly  report or transition  report on Form 10-Q, or portion thereof will be filed on or before the fifth  calendar day  following the prescribed due date; and

[  ]   (c)  The  accountant's  statement  or  other  exhibit  required  by  Rule
       12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

            State below in  reasonable  detail the reasons why Form 10-K,  11-K,
20-F,  10-Q,  N-SAR or the transition  report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The  Registrant was unable to file the Form 10-QSB for the quarter ended January
31,  2003 (the  "Report")  without  unreasonable  effort or  expense  due to the related delays in gathering  information for inclusion in the Report  associated therewith.

                                     PART IV
                                OTHER INFORMATION

       (1) Name and  telephone  number of person  to  contact  in regard to this notification

                DAVID ALLEN                 (203)                740-2220
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                  (Name)                 (Area Code)          (Telephone number)

       (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the Investment Company Act
of 1940  during the  preceding  12 months or for such  shorter  period  that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).

                                                                [X] Yes  [  ] No

       (3)  Is  it  anticipated  that  any  significant  change  in  results  of operations  from the  corresponding  period  for the last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or portion thereof?

                                                                  [ ] Yes [X] No

                                      -2-

            If so:  attach  an  explanation  of  the  anticipated  change,  both narratively and  quantitatively,  and, if  appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                            THE MILLBROOK PRESS INC.
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                  (Name of Registrant as Specified in Charter)

Has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date    March 18, 2003                  By: /s/ David Allen
        --------------                      ------------------------------------
                                            Name: David Allen
                                            Title: Chief Executive Officer

            Instruction.  The form may be signed by an executive  officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the  statement is signed on behalf of the  registrant by an authorized  representative (other than an executive officer),  evidence of the  representative's  authority to sign on behalf of the registrant shall be filed with the form.